EXHIBIT 99.1

Crown Media Holdings Announces Operating Results
for First Quarter of 2009

STUDIO CITY, CA – May 7, 2009 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter ended March 31, 2009.

Operating Highlights for the Quarter

•
Record ratings.  For the first quarter of 2009, Hallmark Channel delivered its highest first quarter ever among Prime Time Women, 18-49 and 25-54, and Adults, 25-54, according to Nielsen.  Compared to all ad-supported cable networks, Hallmark Channel ranked seventh in Prime Time, marking the 38th consecutive month as a top-ten cable channel for the time period.

•
Popular original programming.  The Company’s ratings success in the first quarter was fueled in part by the popularity of the Company’s original programming.  Hallmark Channel aired seven Hallmark Original movies in the first quarter, averaging a 2.4 household rating and increasing delivery of Adults and Women, 25-54 by 30% as compared to the prior year quarter, according to Nielsen.

•
Substantial growth in subscribers for Hallmark Movie Channel.  With over 16 million subscribers, Hallmark Movie Channel has doubled its subscribers in the past twelve months and has the potential to become a meaningful contributor to the Company’s revenues.

•	Increase in Adjusted EBITDA. Adjusted EBITDA increased 28% to $18.6 million, from $14.5 million in the first quarter of 2008, due primarily to management’s efforts to control costs.

 “The first quarter of 2009 reflected our successful efforts of operating our business in an unprecedented economic environment,” noted Bill Abbott, recently named President and Chief Executive Officer of Crown Media.  “Our management team has responded to these challenges with unique and innovative ways to conduct business, combined with a watchful eye on costs in order to maintain and, indeed, improve the operating health of our company.

“We believe that the economic recession has increased the importance of our mature audience, as advertisers strive to maintain market share and attract new consumers who have stable disposable income.  This is a good time to be the Hallmark Channel.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $71.0 million for the first quarter of 2009, a less than 1% increase from $70.6 million for the first quarter of 2008. Subscriber fee revenue increased 10% to $15.3 million, from $13.9 million in the prior year’s quarter.  Advertising revenue decreased 2% to $55.3 million during the quarter, from $56.4 million in the first quarter of 2008, reflecting in large part economic conditions.  Scatter rates were slightly lower in the first quarter of 2009 compared to the first quarter of 2008, and direct response advertising revenue decreased based on lower programming rates and lower viewer responses in the first quarter of 2009 than in the first quarter of 2008.

For the first quarter of 2009, cost of services decreased 7% to $36.2 million from $38.9 million during the same quarter of 2008. Within cost of services, programming expenses decreased 9% quarter over quarter to $32.2 million.

Other cost of services and amortization of our capital lease increased 16% from $3.5 million to $4.0 million for the first quarter of 2009, primarily due to the $657,000 increase in bad debt expense.

Selling, general and administrative expenses decreased to $12.1 million for the quarter ended March 31, 2009, from $13.5 million in the year earlier period primarily due to a $1.1 million decrease in compensation expense related to our share-based obligations. Marketing expenses of $4.8 million for the quarter ended March 31, 2009, decreased from $6.4 million for the quarter ended March 31, 2008. The Company held two marketing promotions for movies in the first quarter of 2008 as compared to one promotion in the first quarter of 2009.

Adjusted EBITDA was $18.6 million for the first quarter of 2009 compared to $14.5 million for the same period last year. Cash used by continuing operating activities totaled $385,000 for the first quarter of 2009 compared to cash provided by continuing operating activities of $306,000 for the same period last year.  The net loss for the quarter ended March 31, 2009, totaled $7.5 million, or $0.07 per share, compared to $14.7 million, or $0.14 per share, in the first quarter of 2008.

Conference Call and Webcast to be Held Thursday, May 7th at 11:00 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the first quarter of 2009.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “First Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 7th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 91335192.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 86 million subscribers.  Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time household ratings and is one of the nation’s leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2008.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA
Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses.. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected First Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company's cost structure related to the amortization of subscriber acquisition costs, which were significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press                                                                  Media
Mindy Tucker                                                                           Jennifer Geisser
IR Focus                                                                                    Crown Media
914.725.8128                                                                               212.445.6654
mindy@irfocusllc.com                                                            jennifergeisser@hallmarkchannel.com

Crown Media Holdings, Inc.
Selected First Quarter Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Subscriber fees	$15,295	$13,853
Advertising	55,125	56,348
Advertising by Hallmark Cards	169	75
Other revenue	363	288
Total revenue	70,952	70,564
Cost of services:
Affiliate programming	293	89
Non-affiliate programming	31,922	35,316
Amortization of capital lease	289	289
Other cost of services	3,723	3,180
Total cost of services	36,227	38,874
Selling, general & administrative expenses	12,081	13,461
Marketing expense	4,775	6,398
Depreciation and amortization	483	432
Income from operations before interest expense	17,386	11,399
Interest expense	(24,837)	(26,114)
Net loss	$(7,451)	$(14,715)
Net loss per share	$(0.07)	$(0.14)
Weighted average shares outstanding	104,788	104,740

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheet Data
(In thousands, except par value and shares)

	As of March 31,	As of December 31,
	2009	2008

ASSETS

Cash and cash equivalents	$5,286	$2,714
Accounts receivable, less allowance for doubtful
accounts of $778 and $294, respectively	69,340	66,510
Program license fees	112,406	105,936
Prepaid and other assets	14,059	11,722
Total current assets	201,091	186,882
Program license fees	229,751	214,207
Property and equipment, net	14,705	15,392
Goodwill	314,033	314,033
Prepaid and other assets	8,345	8,831
Total assets	$767,925	$739,345

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$25,432	$26,841
Audience deficiency reserve	13,399	11,505
License fees payable	127,977	128,638
Payables to Hallmark Cards affiliates	14,865	14,799
Credit facility and interest payable	32,053	29
Interest payable to Hallmark Cards	5,527	3,987
Total current liabilities	219,253	185,799
Accrued liabilities	26,203	31,361
License fees payable	130,811	112,451
Payables to Hallmark Cards affiliates	2,800	-
Credit facility	-	28,570
Notes payable to Hallmark Cards affiliates	340,697	340,697
Senior unsecured note to HC Crown, including accrued interest	704,003	686,578
Company obligated mandatorily redeemable preferred interest	21,342	20,822
Total liabilities	1,445,109	1,406,278
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares
authorized; 74,117,654 shares issued and outstanding
as of both March 31, 2009 and December 31, 2008	741	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 30,670,422 shares issued and outstanding
as of both March 31, 2009 and December 31, 2008	307	307
Paid-in capital	1,462,493	1,465,293
Accumulated deficit	(2,140,725)	(2,133,274)
Total stockholders' deficit	(677,184)	(666,933)
Total liabilities and stockholders' deficit	$767,925	$739,345

Crown Media Holdings, Inc.
Selected First Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended March 31,
	2009	2008

Net loss	$(7,451)	$(14,715)
Subscriber acquisition fee amortization expense	651	664
Depreciation and amortization	772	721
Other certain expenses	-	339
Interest expense	24,837	26,114
Restricted stock unit compensation	(171)	1,404
Adjusted earnings before interest, taxes, depreciation
and amortization	$18,638	$14,527

Programming and other amortization	32,174	35,101
Provision for allowance for doubtful account	622	(35)
Changes in operating assets and liabilities:
Additions to program license fees	(54,249)	(20,234)
Change to subscriber acquisition fees	(750)	(1,750)
Change in subscriber acquisition fees payable	250	1,721
Interest paid	(4,544)	(1,666)
Changes in other operating assets and
liabilities, net of adjustments above	7,474	(27,358)
Net cash (used in) provided by operating activities	$(385)	$306

Crown Media Holdings, Inc.
Selected First Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended March 31,
	2009	2008

Net cash (used in) provided by operating activities	$(385)	$306
Net cash used in investing activities	(304)	(1,287)
Net cash provided by financing activities	3,261	2,053
Net increase in cash and cash equivalents	2,572	1,072
Cash equivalents, beginning of period	2,714	1,974
Cash equivalents, end of period	$5,286	$3,046